Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD RECEIVES LETTER FROM AMERICAN

STOCK EXCHANGE

HERCULES, CA – January 12, 2007 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced today that it received a letter from the staff of the American Stock Exchange on January 9, 2007. As expected, and in accordance with the Company’s filing with the Securities and Exchange Commission on Form 8-K on January 4, 2007, the letter formerly advised Bio-Rad that it was not in compliance with Section 121(B)(2)(a) of the American Stock Exchange Company Guide because the death of Mr. Philip L. Padou left the Company with only two independent directors serving on its Audit Committee rather than the requisite three independent directors.

In the letter, the American Stock Exchange gave the Company until April 9, 2007 to regain compliance with the American Stock Exchange requirements. Bio-Rad is currently seeking a replacement for Mr. Padou to serve on its Board of Directors and Audit Committee in order to regain compliance with the American Stock Exchange requirements.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs over 5,000 people globally and had revenues of $1.1 billion in 2005. For more information, visit www.bio-rad.com.

Various statements made within this press release may constitute “forward-looking statements” for the purposes of the Securities and Exchange Commission’s “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company’s expectation.

For more information contact:

Tina Cuccia, Corporate Communications Manager

Bio-Rad Laboratories, Inc.

510-724-7000

tina_cuccia@bio-rad.com